Exhibit 99.1

Antero Resources Announces First Quarter 2023 Financial and Operational Results

Denver, Colorado, April 26, 2023—Antero Resources Corporation (NYSE: AR) (“Antero Resources,” “Antero,” or the “Company”) today announced its first quarter 2023 financial and operating results. The relevant consolidated financial statements are included in Antero Resources’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2023.

First Quarter 2023 Highlights:

•	Net production averaged 3.3 Bcfe/d, an increase of 3% year over year
o	Liquids production averaged 187 MBbl/d, an increase of 17% from the year ago period
o	Natural gas production averaged 2.2 Bcf/d, or a decline of 3% from the year ago period
•	Realized a pre-hedge natural gas equivalent price of $4.13 per Mcfe, a $0.71 per Mcfe premium to NYMEX pricing
o	Realized C3+ NGL price of $42.95 per barrel, an 8% increase from the prior quarter
o	Realized pre-hedge natural gas price of $3.45 per Mcf, a $0.03 per Mcf premium to NYMEX pricing
•	Liquids product revenue contributed 45% of total product revenue
•	Net income was $213 million, Adjusted Net Income was $156 million (Non-GAAP)
•	Adjusted EBITDAX was $414 million (Non-GAAP); net cash provided by operating activities was $344 million
•	Free Cash Flow was $174 million (Non-GAAP)
•	Purchased $87 million of shares
•	Averaged 11 completion stages per day per completion crew during the first quarter, an increase of 36% compared to the 2022 average
•	Achieved new world record of 12,340 lateral feet drilled in 24 hours during the quarter
•	Added the equivalent of more than 50 incremental drilling locations in the core liquids Marcellus area through organic leasing
•	Net Debt to trailing last twelve month Adjusted EBITDAX was 0.5x (Non-GAAP)

Paul Rady, Chairman, CEO and President of Antero Resources commented, “Our first quarter results highlight the outstanding execution by our employees and the strength of our asset base. Antero’s consistent and repeatable operating performance reflects the high quality acreage position that we have built over the past decade. Our development program remains focused on our liquids-rich acreage, which provided an attractive pricing uplift in the quarter through the strength in NGL prices. During the quarter our operations team achieved a number of new company and industry drilling and completion records, including completion stages per day and a world record of lateral feet drilled in a 24-hour period. In addition, we are beginning to see service costs rollover and a decline in costs for raw materials such as tubulars, fuel and sand. This rollover in costs combined with our efficiency gains point to lower overall maintenance capital requirements in 2024.”

Mr. Rady continued, “Antero is a uniquely positioned natural gas producer due to our ability to access the growing demand in the LNG Corridor through our firm transportation portfolio. Our balance sheet is strong at just 0.5x leverage. We have a diverse product mix as a top NGL producer in the U.S with more than twenty years of core drilling inventory. These attributes help us reduce volatility in our financial results and provided protection against the pullback in natural gas prices during the quarter.”

Michael Kennedy, CFO of Antero Resources said, “Driven by our steadfast commitment to debt reduction in recent years, we entered 2023 in the strongest financial position in company history. During the first quarter we returned 50% of our Free Cash Flow through our share repurchase program. Since the beginning of our share repurchase program in the first quarter of 2022, we have now purchased approximately $1 billion of shares, or 10% of shares outstanding. In addition, we used the pullback in natural gas prices to opportunistically execute an early termination of our 2024 natural gas hedges, which gives us greater exposure to higher strip prices in 2024. We also completed an early buyout of a firm transportation commitment that was unutilized, reducing our cost structure. Looking ahead, we are well positioned with nearly half our projected revenue in 2023 being generated from liquids sales while maintaining significant exposure to U.S. LNG growth.”

For a discussion of the non-GAAP financial measures including Adjusted Net Income, Adjusted EBITDAX, Free Cash Flow and Net Debt please see “Non-GAAP Financial Measures.”

Free Cash Flow

During the first quarter, Free Cash Flow was $174 million.

	Three Months Ended March 31,
	2022	2023
Net cash provided by operating activities	$565,673	343,902
Less: Net cash used in investing activities	(215,117)	(350,804)
Plus: Payments for derivative monetizations	—	202,339
Plus: Contract termination	8	29,550
Less: Proceeds from sale of assets, net	(195)	(91)
Less: Distributions to non-controlling interests in Martica	(35,757)	(51,339)
Free Cash Flow	$314,612	173,557
Changes in Working Capital (1)	150,474	(149,765)
Free Cash Flow before Changes in Working Capital	$465,086	23,792

(1)	Working capital adjustments in the first quarter of 2022 include a $136.0 million net decrease in current assets and current liabilities and a $14.5 million decrease in accounts payable and accrued liabilities for additions to property and equipment. Working capital adjustments in the first quarter of 2023 include a $159.7 million net increase in current assets and liabilities and a $9.9 million decrease in accounts payable and accrued liabilities for additions to property and equipment.

Return of Capital Program

Antero purchased 3 million shares for $87 million during the first quarter of 2023. Since the inception of the share repurchase program, Antero has purchased 30.4 million shares for approximately $1 billion, or 10% of common shares outstanding. The Company currently has approximately $1.1 billion of remaining capacity under the share repurchase program.

	Program to Date 1Q22 – 1Q23	First Quarter 2023
Total shares purchased (MM) (1)	30.4	3.0
Share purchases ($MM)	1,027	87
% of common shares outstanding (2)	10%	1%

(1)	The total shares purchased to date and three months ended March 31, 2022 and 2023 includes 2.5 million and 0.4 million shares of our common stock, respectively, related to satisfying tax withholding obligations incurred upon the vesting of equity awards held by our employees.
(2)	Shares outstanding as of December 31, 2021.

Early Hedge Settlement

In the first quarter of 2023, Antero executed an early settlement of its 2024 natural gas swaptions that averaged $2.77 per Mcf, for approximately $200 million. The Company unwound the 2024 swaptions to gain full exposure to the higher expected strip prices in 2024. Antero believes that the lower natural gas strip in 2023 will result in reduced industry drilling and completions, which will provide support to higher natural gas prices ahead of the expected LNG export demand growth beginning in 2024.

Firm Transportation Buyout

In the first quarter of 2023, Antero terminated a firm transportation commitment related to an unutilized pipeline to local Appalachian markets for $24 million. The termination of this contract was at a discounted value to commitments through 2025 and reduces net marketing expense by $13 million annually.

Borrowing Base Redetermination

The borrowing base under Antero Resources’ credit facility was reaffirmed at $3.5 billion in April of 2023. Lender commitments under the credit facility remained at $1.5 billion.

First Quarter 2023 Financial Results

Net daily natural gas equivalent production in the first quarter averaged 3.3 Bcfe/d, including 187 MBbl/d of liquids. Total production increased 3% from the first quarter of 2022. Compared to the year ago period, natural gas volumes decreased 3%, which was more than offset by a 17% increase in liquids volumes. Due to Antero’s development focus on its liquids-rich Marcellus acreage, all liquids components, oil, C3+ NGLs, and ethane increased year over year.

Antero’s average realized natural gas price before hedging was $3.45 per Mcf, a $0.03 per Mcf premium to the average first-of-month (“FOM”) NYMEX Henry Hub price. Antero typically sells approximately 75% of its natural gas at first-of-month pricing and the remaining 25% at gas daily pricing. Gas daily prices averaged approximately 26% below FOM prices during the first quarter, resulting in the compressed natural gas price premium relative to Henry Hub. For full year 2023, the Company expects natural gas realizations to be at a premium to NYMEX in the range of $0.05 to $0.15 per Mcf compared to $0.10 to $0.20 per Mcf in prior guidance. The decrease is driven by an expected lower BTU uplift due to lower 2023 natural gas strip prices.

The following table details average net production and average realized prices for the three months ended March 31, 2023:

	Three Months Ended March 31, 2023
					Combined
					Natural
	Natural Gas	Oil	C3+ NGLs	Ethane	Gas Equivalent
	(MMcf/d)	(Bbl/d)	(Bbl/d)	(Bbl/d)	(MMcfe/d)
Average Net Production	2,152	9,233	109,522	68,238	3,274

					Combined
					Natural
	Natural Gas	Oil	C3+ NGLs	Ethane	Gas Equivalent
Average Realized Prices	($/Mcf)	($/Bbl)	($/Bbl)	($/Bbl)	($/Mcfe)
Average realized prices before settled derivatives	$3.45	$62.35	$42.95	$11.73	$4.13
NYMEX average price (1)	$3.42	$76.13			$3.42
Premium / (Discount) to NYMEX	$0.03	$(13.78)			$0.71

Settled commodity derivatives (2)	$(0.07)	$(0.45)	$(0.06)	$—	$(0.05)
Average realized prices after settled derivatives	$3.38	$61.90	$42.89	$11.73	$4.08
Premium / (Discount) to NYMEX	$(0.04)	$(14.23)			$0.66

(1)	The average index prices for natural gas and oil represent the New York Mercantile Exchange average first-of-month price and the Energy Information Administration calendar month average West Texas Intermediate future price, respectively.

(2)	These commodity derivative instruments include contracts attributable to Martica Holdings LLC (“Martica”), Antero’s consolidated variable interest entity. All gains or losses from Martica’s derivative instruments are fully attributable to the noncontrolling interests in Martica, which includes portions of the natural gas and all oil and C3+ NGL derivative instruments during the three months ended March 31, 2023.

Antero’s average realized C3+ NGL price was $42.95 per barrel. Antero shipped 40% of its total C3+ NGL net production on Mariner East 2 for export and realized a $0.07 per gallon premium to Mont Belvieu pricing on these volumes at Marcus Hook, PA. Antero sold the remaining 60% of C3+ NGL net production at a $0.03 per gallon discount to Mont Belvieu pricing at Hopedale, OH. The resulting blended price on 110 MBbl/d of net C3+ NGL production was a $0.01 per gallon premium to Mont Belvieu pricing.

	Three Months Ended March 31, 2023
	Pricing Point	Net C3+ NGL Production (Bbl/d)	% by Destination	Premium (Discount) To Mont Belvieu ($/Gal)
Propane / Butane exported on ME2	Marcus Hook, PA	44,204	40%	$0.07
Remaining C3+ NGL volume	Hopedale, OH	65,318	60%	$(0.03)
Total C3+ NGLs/Blended Premium		109,522	100%	$0.01

All-in cash expense, which includes lease operating, gathering, compression, processing, and transportation, production and ad valorem taxes was $2.46 per Mcfe in the first quarter, a 6% increase compared to $2.33 per Mcfe average during the first quarter of 2022. The increase was due primarily to higher processing costs related to an annual CPI-based adjustment. Net marketing expense was $0.08 per Mcfe in the first quarter, a decrease from $0.10 per Mcfe during the first quarter of 2022. The decrease in net marketing expense was due to reduced firm transportation commitments between periods.

First Quarter 2023 Capital Investment

Antero’s accrued drilling and completion capital expenditures for the three months ended March 31, 2023, were $267 million. During the first quarter, Antero achieved a company record of 16 completion stages for a single completion crew in a 24-hour period and averaged 11 completion stages per day per completion crew for the quarter. The Company completed 1,323 of 4,209 stages, or 31%, of its 2023 budgeted completion stages during the first quarter. The Company continues to forecast drilling and completion capital in 2023 to be in the range of $875 to $925 million.

In addition to capital invested in drilling and completion activities, the Company invested $72 million in land during the first quarter. As previously communicated, Antero’s first quarter land spend is expected to be approximately 50% of the 2023 guidance of $150 million. During the quarter, Antero added approximately 12,000 net acres, representing over 50 incremental drilling locations at an average cost of $1 million per location. Antero’s organic leasing efforts focus on acreage in close proximity to its current development plan. These incremental locations nearly offset Antero’s maintenance capital plan that requires an average of 60 to 65 wells per year. In addition to the incremental locations, Antero also acquired minerals in its Marcellus area of development to increase its net revenue interest in future drilling locations. These efforts allow Antero to increase the average lateral length in its development program, which is expected to average 14,500 feet for wells drilled in 2023, or 7% longer than the 2022 average. The Company believes this organic leasing program is the most cost efficient approach to lengthening its core inventory position.

Note: Any 2023 guidance items not discussed in this release are unchanged from previously stated guidance.

Commodity Derivative Positions

Antero did not enter into any new natural gas, NGL or oil hedges during the first quarter of 2023.

Please see Antero’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, for more information on all commodity derivative positions. For detail on current commodity positions, please see the Hedge Profile presentations at www.anteroresources.com.

Conference Call

A conference call is scheduled on Thursday, April 27, 2023 at 9:00 am MT to discuss the financial and operational results. A brief Q&A session for security analysts will immediately follow the discussion of the results. To participate in the call, dial in at 877-407-9079 (U.S.), or 201-493-6746 (International) and reference “Antero Resources.” A telephone replay of the call will be available until Thursday, May 4, 2023 at 9:00 am MT at 877-660-6853 (U.S.) or 201-612-7415 (International) using the conference ID: 13734438. To access the live webcast and view the related earnings conference call presentation, visit Antero's website at www.anteroresources.com. The webcast will be archived for replay until Thursday, May 4, 2023 at 9:00 am MT.

Presentation

An updated presentation will be posted to the Company's website before the conference call. The presentation can be found at www.anteroresources.com on the homepage. Information on the Company's website does not constitute a portion of, and is not incorporated by reference into this press release.

Non-GAAP Financial Measures

Adjusted Net Income

Adjusted Net Income as set forth in this release represents net income, adjusted for certain items. Antero believes that Adjusted Net Income is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies. Adjusted Net Income is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for net income as an indicator of financial performance. The GAAP measure most directly comparable to Adjusted Net Income is net income. The following table reconciles net income to Adjusted Net Income (in thousands):

	Three Months Ended March 31,
	2022	2023
Net income (loss) and comprehensive income (loss) attributable to Antero Resources Corporation	$(156,419)	213,431
Net income (loss) and comprehensive income (loss) attributable to noncontrolling interests	(18,277)	47,771
Unrealized commodity derivative (gains) losses	725,994	(342,799)
Payments for derivative monetizations	—	202,339
Amortization of deferred revenue, VPP	(9,272)	(7,533)
Loss (gain) on sale of assets	1,786	(91)
Impairment of property and equipment	22,462	15,560
Equity-based compensation	4,649	13,018
Loss on early extinguishment of debt	10,654	—
Loss on convertible note inducement	—	86
Equity in earnings of unconsolidated affiliate	(25,178)	(17,681)
Contract termination	8	29,550
Tax effect of reconciling items (1)	(169,716)	23,115
	386,691	176,766
Martica adjustments (2)	(26,430)	(20,423)
Adjusted Net Income	$360,261	156,343

Diluted Weighted Average Shares Outstanding	314,081	311,846

(1)	Deferred taxes were approximately 23% and 21% for 2022 and 2023, respectively.
(2)	Adjustments reflect noncontrolling interest in Martica not otherwise adjusted in amounts above.

Net Debt

Net Debt is calculated as total long-term debt less cash and cash equivalents. Management uses Net Debt to evaluate the Company’s financial position, including its ability to service its debt obligations.

The following table reconciles consolidated total long-term debt to Net Debt as used in this release (in thousands):

	December 31,	March 31,
	2022	2023
Credit Facility	$34,800	180,100
8.375% senior notes due 2026	96,870	96,870
7.625% senior notes due 2029	407,115	407,115
5.375% senior notes due 2030	600,000	600,000
4.250% convertible senior notes due 2026	56,932	39,426
Unamortized debt issuance costs	(12,241)	(11,465)
Total long-term debt	$1,183,476	1,312,046
Less: Cash and cash equivalents	—	—
Net Debt	$1,183,476	1,312,046

Free Cash Flow

Free Cash Flow is a measure of financial performance not calculated under GAAP and should not be considered in isolation or as a substitute for cash flow from operating, investing, or financing activities, as an indicator of cash flow or as a measure of liquidity. The Company defines Free Cash Flow as net cash provided by operating activities, less net cash used in investing activities, which includes drilling and completion capital and leasehold capital, plus payments for early contract termination or derivative monetization, less proceeds from asset sales or derivative monetization and less distributions to non-controlling interests in Martica.

The Company has not provided projected net cash provided by operating activities or a reconciliation of Free Cash Flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project net cash provided by operating activities for any future period because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy without unreasonable efforts.

Free Cash Flow is a useful indicator of the Company’s ability to internally fund its activities, service or incur additional debt and estimate return of capital. There are significant limitations to using Free Cash Flow as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect the Company’s net income, the lack of comparability of results of operations of different companies and the different methods of calculating Free Cash Flow reported by different companies. Free Cash Flow does not represent funds available for discretionary use because those funds may be required for debt service, land acquisitions and lease renewals, other capital expenditures, working capital, income taxes, exploration expenses, and other commitments and obligations.

Adjusted EBITDAX

Adjusted EBITDAX is a non-GAAP financial measure that we define as net income (loss), adjusted for certain items detailed below.

Adjusted EBITDAX as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Adjusted EBITDAX should not be considered in isolation or as a substitute for operating income or loss, net income or loss, cash flows provided by operating, investing, and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. Adjusted EBITDAX provides no information regarding our capital structure, borrowings, interest costs, capital expenditures, working capital movement, or tax position. Adjusted EBITDAX does not represent funds available for discretionary use because those funds may be required for debt service, capital expenditures, working capital, income taxes, exploration expenses, and other commitments and obligations. However, our management team believes Adjusted EBITDAX is useful to an investor in evaluating our financial performance because this measure:

•	is widely used by investors in the oil and natural gas industry to measure operating performance without regard to items excluded from the calculation of such term, which may vary substantially from company to company depending upon accounting methods and the book value of assets, capital structure and the method by which assets were acquired, among other factors;
•	helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital and legal structure from our operating structure;
•	is used by our management team for various purposes, including as a measure of our operating performance, in presentations to our Board of Directors, and as a basis for strategic planning and forecasting: and
•	is used by our Board of Directors as a performance measure in determining executive compensation.

There are significant limitations to using Adjusted EBITDAX as a measure of performance, including the inability to analyze the effects of certain recurring and non-recurring items that materially affect our net income or loss, the lack of comparability of results of operations of different companies, and the different methods of calculating Adjusted EBITDAX reported by different companies.

The GAAP measures most directly comparable to Adjusted EBITDAX are net income (loss) and net cash provided by operating activities. The following table represents a reconciliation of Antero’s net income (loss), including noncontrolling interest, to Adjusted EBITDAX and a reconciliation of Antero’s Adjusted EBITDAX to net cash provided by operating activities per our consolidated statements of cash flows, in each case, for the three months ended March 31, 2022 and 2023. Adjusted EBITDAX also excludes the noncontrolling interests in Martica, and these adjustments are disclosed in the table below as Martica related adjustments.

	Three Months Ended March 31,
	2022	2023
Reconciliation of net income (loss) to Adjusted EBITDAX:
Net income (loss) and comprehensive income (loss) attributable to Antero Resources Corporation	$(156,419)	213,431
Net income (loss) and comprehensive income (loss) attributable to noncontrolling interests	(18,277)	47,771
Unrealized commodity derivative (gains) losses	725,994	(342,799)
Payments for derivative monetizations	—	202,339
Amortization of deferred revenue, VPP	(9,272)	(7,533)
Loss (gain) on sale of assets	1,786	(91)
Interest expense, net	37,713	25,700
Loss on early extinguishment of debt	10,654	—
Loss on convertible note inducement	—	86
Income tax expense (benefit)	(53,092)	62,183
Depletion, depreciation, amortization and accretion	170,832	168,460
Impairment of property and equipment	22,462	15,560
Exploration expenses	898	754
Equity-based compensation expense	4,649	13,018
Equity in earnings of unconsolidated affiliate	(25,178)	(17,681)
Dividends from unconsolidated affiliate	31,285	31,285
Contract termination, transaction expense and other	48	32,418
	744,083	444,901
Martica related adjustments (1)	(37,201)	(31,132)
Adjusted EBITDAX	$706,882	413,769

Reconciliation of our Adjusted EBITDAX to net cash provided by operating activities:
Adjusted EBITDAX	$706,882	413,769
Martica related adjustments (1)	37,201	31,132
Interest expense, net	(37,713)	(25,700)
Amortization of debt issuance costs, debt discount, debt premium and other	1,451	871
Exploration expenses	(898)	(754)
Changes in current assets and liabilities	(136,025)	159,683
Contract termination, transaction expense and other	(48)	(32,418)
Payments for derivative monetizations	—	(202,339)
Other items	(5,177)	(342)
Net cash provided by operating activities	$565,673	343,902

Twelve
Months Ended
March 31,
2023
Reconciliation of net income to Adjusted EBITDAX:
Net income and comprehensive income attributable to Antero Resources Corporation	$2,268,621
Net income and comprehensive income attributable to noncontrolling interests	193,249
Unrealized commodity derivative gains	(1,364,022)
Payments for derivative monetizations	202,339
Amortization of deferred revenue, VPP	(35,864)
Gain on sale of assets	(1,406)
Interest expense, net	113,359
Loss on early extinguishment of debt	35,373
Loss on convertible note inducement	255
Income tax expense	563,967
Depletion, depreciation, amortization, and accretion	682,855
Impairment of property and equipment	142,829
Exploration expense	3,507
Equity-based compensation expense	43,812
Equity in earnings of unconsolidated affiliate	(64,830)
Dividends from unconsolidated affiliate	125,138
Contract termination, transaction expense and other	57,658
2,966,840
Martica related adjustments (1)	(157,012)
Adjusted EBITDAX	$2,809,828

(1)	Adjustments reflect noncontrolling interests in Martica not otherwise adjusted in amounts above.

Drilling and Completion Capital Expenditures

For a reconciliation between cash paid for drilling and completion capital expenditures and drilling and completion accrued capital expenditures during the period, please see the capital expenditures section below (in thousands):

	Three Months Ended March 31,
	2022	2023
Drilling and completion costs (cash basis)	$184,557	273,154
Change in accrued capital costs	(9,744)	(6,236)
Adjusted drilling and completion costs (accrual basis)	$174,813	266,918

Notwithstanding their use for comparative purposes, the Company’s non-GAAP financial measures may not be comparable to similarly titled measures employed by other companies.

Antero Resources is an independent natural gas and natural gas liquids company engaged in the acquisition, development and production of unconventional properties located in the Appalachian Basin in West Virginia and Ohio. In conjunction with its affiliate, Antero Midstream (NYSE: AM), Antero is one of the most integrated natural gas producers in the U.S. The Company’s website is located at www.anteroresources.com.

This release includes "forward-looking statements." Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under Antero Resources’ control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero Resources expects, believes or anticipates will or may occur in the future, such as those regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management, return of capital, expected results, future commodity prices, future production targets, realizing potential future fee rebates or reductions, including those related to certain levels of production, future earnings, leverage targets and debt repayment, future capital spending plans, improved and/or increasing capital efficiency, estimated realized natural gas, NGL and oil prices, expected drilling and development plans, projected well costs and cost savings initiatives, future financial position, the participation level of our drilling partner and the financial and production results to be achieved as a result of that drilling partnership, the other key assumptions underlying our projections, and future marketing opportunities, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements speak only as of the date of this release. Although Antero Resources believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Except as required by law, Antero Resources expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.

Antero Resources cautions you that these forward-looking statements are subject to all of the risks and uncertainties, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil most of which are difficult to predict and many of which are beyond the Antero Resources’ control. These risks include, but are not limited to, commodity price volatility, inflation, supply chain disruption, lack of availability of drilling and production equipment and services and cost of drilling, completion and production equipment and services, environmental risks, drilling and completion and other operating risks, marketing and transportation risks, regulatory changes or changes in law, the uncertainty inherent in estimating natural gas, NGLs and oil reserves and in projecting future rates of production, cash flows and access to capital, the timing of development expenditures, conflicts of interest among our stockholders, impacts of geopolitical world health events, (including the COVID-19 pandemic), cybersecurity risks, our ability to achieve our greenhouse gas reduction targets and the costs associated therewith, the state of markets for and availability of verified quality carbon offsets and the other risks described under the heading "Item 1A. Risk Factors" in Antero Resources’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2023.

World record for lateral feet drilled in 24-hours is based on information provided by Baker Hughes.

For more information, contact Daniel Katzenberg, Director - Finance and Investor Relations of Antero Resources at (303) 357-7219 or dkatzenberg@anteroresources.com.

ANTERO RESOURCES CORPORATION

Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)

		(Unaudited)
	December 31,	March 31,
	2022	2023
Assets
Current assets:
Accounts receivable	$35,488	30,207
Accrued revenue	707,685	379,337
Derivative instruments	1,900	6,242
Prepaid expenses and other current assets	42,452	21,856
Total current assets	787,525	437,642
Property and equipment:
Oil and gas properties, at cost (successful efforts method):
Unproved properties	997,715	1,013,780
Proved properties	13,234,777	13,450,257
Gathering systems and facilities	5,802	5,882
Other property and equipment	83,909	87,091
	14,322,203	14,557,010
Less accumulated depletion, depreciation and amortization	(4,683,399)	(4,771,093)
Property and equipment, net	9,638,804	9,785,917
Operating leases right-of-use assets	3,444,331	3,401,994
Derivative instruments	9,844	9,825
Investment in unconsolidated affiliate	220,429	219,515
Other assets	17,106	16,253
Total assets	$14,118,039	13,871,146
Liabilities and Equity
Current liabilities:
Accounts payable	$77,543	83,685
Accounts payable, related parties	80,708	99,784
Accrued liabilities	461,788	318,084
Revenue distributions payable	468,210	381,880
Derivative instruments	97,765	28,716
Short-term lease liabilities	556,636	553,532
Deferred revenue, VPP	30,552	29,757
Other current liabilities	1,707	2,103
Total current liabilities	1,774,909	1,497,541
Long-term liabilities:
Long-term debt	1,183,476	1,312,046
Deferred income tax liability, net	759,861	822,010
Derivative instruments	345,280	75,854
Long-term lease liabilities	2,889,854	2,851,571
Deferred revenue, VPP	87,813	81,075
Other liabilities	59,692	60,657
Total liabilities	7,100,885	6,700,754
Commitments and contingencies
Equity:
Stockholders' equity:
Preferred stock, $0.01 par value; authorized - 50,000 shares; none issued	—	—
Common stock, $0.01 par value; authorized - 1,000,000 shares; 297,393 shares issued and 297,359 outstanding as of December 31, 2022, and 299,321 shares issued and outstanding as of March 31, 2023	2,974	2,993
Additional paid-in capital	5,838,848	5,806,031
Retained earnings	913,896	1,102,340
Treasury stock, at cost; 34 shares and zero shares as of December 31, 2022 and March 31, 2023, respectively	(1,160)	—
Total stockholders' equity	6,754,558	6,911,364
Noncontrolling interests	262,596	259,028
Total equity	7,017,154	7,170,392
Total liabilities and equity	$14,118,039	13,871,146

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2022	2023
Revenue and other:
Natural gas sales	$995,792	668,315
Natural gas liquids sales	660,305	495,435
Oil sales	63,294	51,811
Commodity derivative fair value gains (losses)	(1,011,380)	126,192
Marketing	69,038	58,529
Amortization of deferred revenue, VPP	9,272	7,533
Other revenue and income	519	533
Total revenue	786,840	1,408,348
Operating expenses:
Lease operating	17,780	29,321
Gathering, compression, processing and transportation	590,278	645,172
Production and ad valorem taxes	52,808	49,276
Marketing	98,896	81,361
Exploration and mine expenses	898	763
General and administrative (including equity-based compensation expense of $4,649 and $13,018 in 2022 and 2023, respectively)	35,691	57,261
Depletion, depreciation and amortization	168,388	167,582
Impairment of property and equipment	22,462	15,560
Accretion of asset retirement obligations	2,444	878
Contract termination	8	29,550
Loss (gain) on sale of assets	1,786	(91)
Other operating expense	—	225
Total operating expenses	991,439	1,076,858
Operating income (loss)	(204,599)	331,490
Other income (expense):
Interest expense, net	(37,713)	(25,700)
Equity in earnings of unconsolidated affiliate	25,178	17,681
Loss on early extinguishment of debt	(10,654)	—
Loss on convertible note inducement	—	(86)
Total other expense	(23,189)	(8,105)
Income (loss) before income taxes	(227,788)	323,385
Income tax benefit (expense)	53,092	(62,183)
Net income (loss) and comprehensive income (loss) including noncontrolling interests	(174,696)	261,202
Less: net income (loss) and comprehensive income (loss) attributable to noncontrolling interests	(18,277)	47,771
Net income (loss) and comprehensive income (loss) attributable to Antero Resources Corporation	$(156,419)	213,431

Income (loss) per share—basic	$(0.50)	0.72
Income (loss) per share—diluted	$(0.50)	0.69

Weighted average number of shares outstanding:
Basic	314,081	296,763
Diluted	314,081	311,846

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Three Months Ended March 31,
	2022	2023
Cash flows provided by (used in) operating activities:
Net income (loss) including noncontrolling interests	$(174,696)	261,202
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation, amortization and accretion	170,832	168,460
Impairments	22,462	15,560
Commodity derivative fair value losses (gains)	1,011,380	(126,192)
Losses on settled commodity derivatives	(285,386)	(14,268)
Payments for derivative monetizations	—	(202,339)
Deferred income tax expense (benefit)	(57,383)	62,149
Equity-based compensation expense	4,649	13,018
Equity in earnings of unconsolidated affiliate	(25,178)	(17,681)
Dividends of earnings from unconsolidated affiliate	31,285	31,285
Amortization of deferred revenue	(9,272)	(7,533)
Amortization of debt issuance costs, debt discount and debt premium	1,451	871
Settlement of asset retirement obligations	(886)	(308)
Loss (gain) on sale of assets	1,786	(91)
Loss on early extinguishment of debt	10,654	—
Loss on convertible note inducement	—	86
Changes in current assets and liabilities:
Accounts receivable	33,244	5,282
Accrued revenue	(69,442)	328,349
Other current assets	(2,952)	20,596
Accounts payable including related parties	37,664	34,604
Accrued liabilities	(94,456)	(143,346)
Revenue distributions payable	(36,526)	(86,331)
Other current liabilities	(3,557)	529
Net cash provided by operating activities	565,673	343,902
Cash flows provided by (used in) investing activities:
Additions to unproved properties	(23,789)	(73,527)
Drilling and completion costs	(184,557)	(273,154)
Additions to other property and equipment	(7,530)	(4,631)
Proceeds from asset sales	195	91
Change in other assets	564	417
Net cash used in investing activities	(215,117)	(350,804)
Cash flows provided by (used in) financing activities:
Repurchases of common stock	(100,045)	(75,356)
Repayment of senior notes	(591,943)	—
Borrowings on bank credit facilities, net	387,700	145,300
Convertible note inducement	—	(86)
Distributions to noncontrolling interests in Martica Holdings LLC	(35,757)	(51,339)
Employee tax withholding for settlement of equity compensation awards	(10,377)	(11,459)
Other	(134)	(158)
Net cash provided by (used in) financing activities	(350,556)	6,902
Net increase in cash and cash equivalents	—	—
Cash and cash equivalents, beginning of period	—	—
Cash and cash equivalents, end of period	$—	—

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$80,454	43,239
Decrease in accounts payable and accrued liabilities for additions to property and equipment	$(14,449)	(9,918)

The following table sets forth selected financial data for the three months ended March 31, 2022 and 2023:

	Three Months Ended		Amount of
	March 31,		Increase	Percent
	2022	2023	(Decrease)	Change
Revenue:
Natural gas sales	$995,792	668,315	(327,477)	(33)%
Natural gas liquids sales	660,305	495,435	(164,870)	(25)%
Oil sales	63,294	51,811	(11,483)	(18)%
Commodity derivative fair value gains (losses)	(1,011,380)	126,192	1,137,572	(112)%
Marketing	69,038	58,529	(10,509)	(15)%
Amortization of deferred revenue, VPP	9,272	7,533	(1,739)	(19)%
Other revenue and income	519	533	14	3%
Total revenue	786,840	1,408,348	621,508	79%
Operating expenses:
Lease operating	17,780	29,321	11,541	65%
Gathering and compression	201,462	212,604	11,142	6%
Processing	190,601	237,268	46,667	24%
Transportation	198,215	195,300	(2,915)	(1)%
Production and ad valorem taxes	52,808	49,276	(3,532)	(7)%
Marketing	98,896	81,361	(17,535)	(18)%
Exploration and mine expenses	898	763	(135)	(15)%
General and administrative (excluding equity-based compensation)	31,042	44,243	13,201	43%
Equity-based compensation	4,649	13,018	8,369	180%
Depletion, depreciation and amortization	168,388	167,582	(806)	*
Impairment of property and equipment	22,462	15,560	(6,902)	(31)%
Accretion of asset retirement obligations	2,444	878	(1,566)	(64)%
Contract termination	8	29,550	29,542	*
Loss (gain) on sale of assets	1,786	(91)	(1,877)	*
Other operating expense	—	225	225	*
Total operating expenses	991,439	1,076,858	85,419	9%
Operating income (loss)	(204,599)	331,490	536,089	*
Other earnings (expenses):
Interest expense, net	(37,713)	(25,700)	12,013	(32)%
Equity in earnings of unconsolidated affiliate	25,178	17,681	(7,497)	(30)%
Loss on early extinguishment of debt	(10,654)	—	10,654	*
Loss on convertible note inducement	—	(86)	(86)	*
Total other expense	(23,189)	(8,105)	15,084	(65)%
Income (loss) before income taxes	(227,788)	323,385	551,173	*
Income tax benefit (expense)	53,092	(62,183)	(115,275)	*
Net income (loss) and comprehensive income (loss) including noncontrolling interests	(174,696)	261,202	435,898	*
Less: net income (loss) and comprehensive income (loss) attributable to noncontrolling interests	(18,277)	47,771	66,048	*
Net income (loss) and comprehensive income (loss) attributable to Antero Resources Corporation	$(156,419)	213,431	369,850	*

Adjusted EBITDAX	$706,882	413,769	(293,113)	(41)%

* Not meaningful

The following table sets forth selected financial data for the three months ended March 31, 2022 and 2023:

	Three Months Ended		Amount of
	March 31,		Increase	Percent
	2022	2023	(Decrease)	Change
Production data (1) (2):
Natural gas (Bcf)	199	194	(5)	(3)%
C2 Ethane (MBbl)	4,005	6,141	2,136	53%
C3+ NGLs (MBbl)	9,638	9,857	219	2%
Oil (MBbl)	724	831	107	15%
Combined (Bcfe)	285	295	10	4%
Daily combined production (MMcfe/d)	3,165	3,274	109	3%
Average prices before effects of derivative settlements (3):
Natural gas (per Mcf)	$5.01	3.45	(1.56)	(31)%
C2 Ethane (per Bbl) (4)	$16.74	11.73	(5.01)	(30)%
C3+ NGLs (per Bbl)	$61.55	42.95	(18.60)	(30)%
Oil (per Bbl)	$87.45	62.35	(25.10)	(29)%
Weighted Average Combined (per Mcfe)	$6.04	4.13	(1.91)	(32)%
Average realized prices after effects of derivative settlements (3):
Natural gas (per Mcf)	$3.60	3.38	(0.22)	(6)%
C2 Ethane (per Bbl) (4)	$16.63	11.73	(4.90)	(29)%
C3+ NGLs (per Bbl)	$61.14	42.89	(18.25)	(30)%
Oil (per Bbl)	$86.76	61.90	(24.86)	(29)%
Weighted Average Combined (per Mcfe)	$5.03	4.08	(0.95)	(19)%
Average costs (per Mcfe):
Lease operating	$0.06	0.10	0.04	67%
Gathering and compression	$0.71	0.72	0.01	1%
Processing	$0.67	0.81	0.14	21%
Transportation	$0.70	0.66	(0.04)	(6)%
Production and ad valorem taxes	$0.19	0.17	(0.02)	(11)%
Marketing expense, net	$0.10	0.08	(0.02)	(20)%
Depletion, depreciation, amortization and accretion	$0.60	0.57	(0.03)	(5)%
General and administrative (excluding equity-based compensation)	$0.11	0.15	0.04	36%

(1)	Production data excludes volumes related to the VPP.
(2)	Oil and NGLs production was converted at 6 Mcf per Bbl to calculate total Bcfe production and per Mcfe amounts. This ratio is an estimate of the equivalent energy content of the products and may not reflect their relative economic value.
(3)	Average prices reflect the before and after effects of our settled commodity derivatives. Our calculation of such after effects includes gains on settlements of commodity derivatives, which do not qualify for hedge accounting because we do not designate or document them as hedges for accounting purposes.
(4)	The average realized price for the three months ended March 31, 2023 includes $6 million of proceeds related to a take-or-pay contract. Excluding the effect of these proceeds, the average realized price for ethane before and after the effects of derivatives would have been $10.76 per Bbl.